UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 4, 2009

PANOLAM INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

333-78569	52-2064043
(Commission File Number)	(I.R.S. Employer Identification No.)

20 Progress Drive, Shelton, Connecticut	06484
(Address of Principal Executive Offices)	(Zip Code)

(203) 925-1556

Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.  Bankruptcy or Receivership.

On November 4, 2009, Panolam Holdings Co. (“Holdings”), Panolam Industries International, Inc., an indirect wholly owned subsidiary of Holdings (the “Company”), and Holdings’ other direct and indirect U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  The chapter 11 cases are being jointly administered under the caption In re Panolam Holdings Co., et al., Chapter 11 Case No. 09-13889 (MFW) (jointly administered) (the “Chapter 11 Case”).  The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

As previously reported in our Form 8-K filed on October 1, 2009, on September 25, 2009, the Company entered into a restructuring support agreement (the “Restructuring Support Agreement”) with noteholders holding approximately 66% in aggregate principal amount of its 10 ¾% Senior Subordinated Notes due 2013 (the “Notes”), lenders holding approximately 83% in aggregate principal amount of its senior debt and Credit Suisse, Cayman Islands Branch, as the administrative agent for such lenders (collectively, the “Consenting Holders”), pursuant to which the Consenting Holders agreed to vote in favor of and support the Company’s prepackaged plan of reorganization (the “Plan”), subject to the terms and conditions of the Restructuring Support Agreement.  On October 2, 2009, the Company commenced a formal solicitation of votes for the Plan.  As a result of the solicitation, which terminated on November 2, 2009, the Plan was accepted by 100% in dollar amount and 100% in number of holders of the Notes, 100% in dollar amount and 100% in number of holders of the Company’s senior revolving debt, and 90.67% in dollar amount and 97.82% in number of holders of the Company’s senior term debt that voted on the Plan.

Pursuant to the Plan, (i) holders of the senior debt will receive a combination of cash and new first lien notes in the reorganized company, (ii) holders of the senior subordinated notes will have their notes cancelled in exchange for shares of the new common stock of the reorganized company and (iii) holders of the existing capital stock will have their shares cancelled in exchange for warrants to acquire 2.5% of the new common stock of the reorganized company under certain circumstances.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The filing of the Chapter 11 Case constituted an event of default that gives rise to acceleration rights under the Company’s Credit Agreement dated September 30, 2005, as amended, and the indenture governing the Notes.  As a result, all indebtedness outstanding under such debt instruments became automatically due and payable, subject to an automatic stay of any action to collect, assert or recover a claim against the Debtors and the application of the applicable provisions of the Bankruptcy Code.

Item 8.01.  Other Events

On November 4, 2009, the Company announced in a press release that the Debtors had voluntarily filed the Chapter 11 Case.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1         Press Release, dated November 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Panolam Industries International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

PANOLAM INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Vincent S. Miceli
Vincent S. Miceli
Vice President and Chief Financial Officer

Date:	November 6, 2009